Response to Item 77Q2
                              ---------------------

                           Compliance During 1998 With
                          Required Filings Pursuant to
                   Section 30(h) of the Investment Company Act

                  To the knowledge of The R.O.C. Taiwan Fund (the "Trust"), the following individuals or organizations, which during 1998 were affiliated persons (as defined in the Investment Company Act of 1940 (the "Investment Company Act")) of International Investment Trust Company Limited (the "Adviser"), did not make timely filings, or failed to make filings, required during or with respect to 1998 by rules of the United States Securities and Exchange Commission pursuant to Section 30(h) of the Investment Company Act, with respect to holdings of, or transactions during 1998 or prior years in, shares of the Trust:


         (1) The Kuomintang, which controls Central Investment Holding Co., Ltd. ("CIHC"), an affiliated person of the Adviser through direct or indirect control of 24.37% of the Adviser's outstanding voting securities, has failed to make any filings of Forms No. 3, 4 or 5. However, CIHC did make timely filings (or has provided statements in lieu of required filings). Separately, the Trust has recently learned that on October 24, 1997 Central Construction Corporation ("Central Construction"), which had cross-ownership with CIHC, transferred its entire ownership in the Adviser to Asia Pacific Holdings Corp. ("Asia Pacific"), which the Adviser has informed the Trust is a wholly owned subsidiary of CIHC. Asia Pacific should have made a filing on Form 3 to report its lack of holdings in the Trust's shares upon acquiring this interest in the Adviser, and Central Construction should have made a filing showing that it had ceased to be an affiliate of the Adviser and was no longer required to make filings on Forms 3, 4 or 5. The Trust has been advised that this transfer had no impact on the ultimate control of the Adviser and that neither Asia Pacific nor Central Construction has or ever has had an ownership interest in any shares of the Trust. In addition, if CIHC and the Kuomintang are deemed to be controlling persons of the Adviser, then persons controlled by CIHC or the Kuomintang would be required to file statements on Forms 3, 4 and 5 with respect to ownership of, or transactions in, shares of the Trust. No such persons have made any such filings.